Exhibit 99.1

   BSD MEDICAL RECEIVES $5.7 MILLION QUARTERLY PAYMENT FROM THERMATRX EARNOUT

    SALT LAKE CITY, Dec. 6 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that the company has received a payment of nearly $5.7 million as quarterly proceeds from the earnout of the sale of TherMatrx, Inc. The amount of the payment was based on the level of sales of TherMatrx products during the approximate third calendar quarter of 2005. This brings the total payments collected by BSD from the sale of TherMatrx to over $27 million. The recent payment will be reflected in the company's non-operating income and cash position as it will be reported in BSD's second quarter of fiscal 2006, which began December 1, 2005.

    A prior quarterly payment was also received and announced that will be similarly reflected in BSD's first quarter results that have not yet been reported. The payment made in BSD's first quarter is included in the accumulated $27 million thus far received from the TherMatrx sale. One additional quarterly payment will yet be due under the agreement of sale with American Medical Systems.

    While the primary developments of BSD Medical Corporation have been cancer treatment systems, BSD also pioneered the use of microwave thermal therapy for the treatment of symptoms associated with enlarged prostate, and is responsible for much of the technology that has successfully created a new medical industry using that therapy. In accordance with the company's strategic plan, BSD Medical sold its interest in TherMatrx, Inc., the company established to commercialize this technology, in July 2004. The company's objective is to utilize the funding from this sale for commercializing its systems to treat cancer and other medical conditions. For further information visit the BSD website at www.BSDMedical.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All earnout payments projected are based on contingency payments subject to the level of the sale of TherMatrx products, and are not guaranteed. All forward-looking statements, including all projections and expectations of future events are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             12/06/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /